Exhibit 3.1

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SWIFT TRANSPORTATION COMPANY

Swift Transportation Company, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.	The name of the Corporation is Swift Transportation Company. The Corporation was originally incorporated under the name Swift Holdings Corp.

2.	The Corporation filed its original Certification of Incorporation (as amended or restated to date, the “Certificate”) under the name Swift Holdings Corp. with the Secretary of State of the State of Delaware on May 20, 2010.

3.	This Second Amended and Restated Certificate of Incorporation (this “Restated Certificate of Incorporation”), which restates, integrates, and further amends the Certificate, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), having been (a) proposed by resolutions adopted and declared advisable by the board of directors of the Corporation, and (b) approved by the stockholders of the Corporation in accordance with the applicable provisions of Sections 242 and 245 of the DGCL.

4.	Pursuant to Section 103(d) of the DGCL this Restated Certificate of Incorporation will become effective at 11:58 p.m. Eastern Time on September 8, 2017 (the time upon which this Restated Certificate of Incorporation becomes effective being the “Charter Amendment Effective Time”).

5.	The Restated Certificate of Incorporation of the Corporation shall read in its entirety as follows:

First: The name of the corporation is KNIGHT-SWIFT TRANSPORTATION HOLDINGS INC. (the “Corporation”).

Second: The address of the registered office of the Corporation in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent. The name of its registered agent at that address is National Registered Agents, Inc.

Third: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL, as set forth in Title 8 of the Delaware Code.

Fourth:

(a)       Reverse Stock Split. Effective immediately after the Charter Amendment Effective Time (such time immediately after the Charter Amendment Effective Time, the “Reverse Split Effective Time”) and without any further action by the holders of such shares, each outstanding and reserved share of the Class A Common Stock (as defined below) (including each share of Class A Common Stock into which a share of the Class B Common Stock (as defined below) was converted as of the Charter Amendment Effective Time in accordance with Article FOURTH Section (c)(5) below) shall be consolidated into 0.72 of a validly issued, fully paid and non-assessable share of Class A Common Stock (the “Reverse Stock Split”). The par value of each share of Class A Common Stock shall not be adjusted in connection with the Reverse Stock Split.

No fractional shares of Class A Common Stock shall be issued upon combination of the Class A Common Stock in the Reverse Stock Split. In the event that, as a result of the Reverse Stock Split, a stockholder would hold a fractional share of Class A Common Stock (after aggregating all fractional shares of Class A Common Stock that would be held by such stockholder after giving effect to the Reverse Stock Split), such stockholder shall be entitled to receive cash (without interest) in lieu of such fractional share of Class A Common Stock in an amount in cash equal to the product obtained by multiplying (i) such fractional share interest, by (ii) the closing price of a share of Class A Common Stock on the New York Stock Exchange on the date on which the Charter Amendment Effective Time occurs (or such other amount in cash as the Board of Directors of the Corporation shall determine in good faith to be equitable). No dividends or other distributions with respect to the Class A Common Stock shall be payable on or with respect to any such fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of the Corporation. Each certificate or book-entry share that immediately prior to the Reverse Split Effective Time represented outstanding shares of Class A Common Stock (including certificate or book-entry share that represent shares of Class A Common Stock into which shares of Class B Common Stock (as defined below) were converted as of the Charter Amendment Effective Time in accordance with Article FOURTH Section (c)(5) below) shall represent, from and after the Reverse Split Effective Time and without any action required to be taken by any stockholder of the Corporation, the number of shares of Class A Common Stock represented thereby immediately prior to the Reverse Split Effective Time multiplied by 0.72, except that any such fractional share interests shall be treated as set forth above.

(b)       Authorized Capital Stock. From and after the Charter Amendment Effective Time, the total number of shares of stock which the Corporation shall have authority to issue is 760,000,000 shares of capital stock, consisting of (i) 500,000,000 shares of Class A common stock, par value $0.01 per share (“Class A Common Stock”), (ii) 250,000,000 shares of Class B common stock, par value $0.01 per share (“Class B Common Stock” and, together with Class A Common Stock, “Common Stock”), and (iii) 10,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”). Without the approval of the holders of a majority of the outstanding shares of Class B Common Stock, voting as a separate class, the number of authorized shares of Class A Common Stock may not be decreased below (1) the number of shares thereof then outstanding plus (2) the number of shares of Class A Common Stock issuable upon the conversion of Class B Common Stock and the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Common Stock.

(c)       Common Stock. The powers, preferences and rights, and the qualifications, limitations and restrictions, of each class of the Common Stock are as follows:

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(1)       Ranking. Except as otherwise expressly provided in this Restated Certificate of Incorporation, the powers, preferences and rights of the shares of Class A Common Stock and shares of Class B Common Stock, and the qualifications, limitations and restrictions thereof, shall be in all respects identical.

(2)       Voting.

a.       Except as otherwise required by the DGCL or as provided by or pursuant to the provisions of this Restated Certificate of Incorporation, each holder of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder and each holder of Class B Common Stock shall be entitled to two (2) votes for each share of Class B Common Stock held of record by such holder, and, except as otherwise required by the DGCL or provided by this Restated Certificate of Incorporation or the By-Laws as in effect as of the date hereof, the Class A Common Stock and Class B Common Stock shall vote together on all matters submitted to a vote of stockholders.

b.       In addition to any other vote required by law or this Restated Certificate of Incorporation, each of the Class A Common Stock and the Class B Common Stock shall be entitled to vote separately as a class with respect to (i) any merger or consolidation of the Corporation with or into any entity in which merger or consolidation holders of Class A Common Stock and holders of Class B Common Stock are not entitled to receive the same per share consideration (provided that if such consideration includes shares of stock, then no separate class vote shall be required pursuant to this clause if the consideration is the same but for the fact that holders of Class B Common Stock receive shares that have two (2) times the voting power of the shares of stock received by holders of Class A Common Stock but are otherwise identical in their rights and preferences), (ii) any increase in the authorized number of shares of Class B Common Stock or the issuance of shares of Class B Common Stock, other than such increase or issuance required to effect a stock split, stock dividend or recapitalization pro rata with any increase or issuance of shares of Class A Common Stock or (iii) any amendment of this Restated Certificate of Incorporation that would affect the relative rights or preferences of the Class A Common Stock and the Class B Common Stock as set forth in this Article FOURTH.

c.       In addition to any other vote required by law or this Restated Certificate of Incorporation, the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock held by persons other than Permitted Holders and Affiliated Persons shall be required to approve (i) any merger or consolidation of the Corporation with or into, or any sale of all or substantially the assets of the Corporation to, any Permitted Holder or Affiliated Person or (ii) any amendment to Article SIXTH, TWELFTH or FOURTEENTH of this Restated Certificate of Incorporation or to this sentence, or to the definition of “Affiliated Person” or “Permitted Holder” set forth in the Article FOURTH Section (c)(2)c. “Permitted Holder” means (i) Jerry Moyes, Vickie Moyes and their respective estates, executors and conservators, (ii) any trust (including the trustee thereof) established for the benefit of Jerry Moyes, Vickie Moyes or any children (including adopted children) thereof, (iii) any such children upon transfer from Jerry Moyes or Vickie Moyes, or upon distribution from any such trust or from the estates of Jerry Moyes or Vickie Moyes and (iv) any corporation, limited liability company or partnership the sole stockholders, members or partners of which are Permitted Holders. “Affiliated Person” means any entity (other than the Corporation or any subsidiary of the Corporation) of which more than 10% of the capital stock or other equity interests or voting power of which is held by one or more Permitted Holders, and any director, officer or employee thereof.

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(3)       No Cumulative Voting. Neither the holders of shares of Class A Common Stock nor the holders of shares of Class B Common Stock shall have cumulative voting rights.

(4)       Restrictions on Issuance and Transfer of Class B Common Stock. Shares of Class B Common Stock may only be issued to, or held by, Permitted Holders. No Class B Holder may transfer, and the Company shall not register the transfer of, any shares of Class B Common Stock, whether by sale, assignment, gift, bequest or otherwise, except to a Permitted Holder.

(5)       Conversion of Class B Common Stock. Effective upon the Charter Amendment Effective Time, by virtue of this Restated Certificate of Incorporation without any further action on the part of the Corporation, any stockholder of the Corporation or any other person, each share of Class B Common Stock outstanding as of the Charter Amendment Effective Time shall automatically be converted into one share of Class A Common Stock. Thereafter, the Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon conversion of the outstanding shares of Class B Common Stock, such number of shares of Class A Common Stock that shall be issuable upon the conversion of all such outstanding shares of Class B Common Stock. Each share of Class B Common Stock shall be convertible by the holder thereof, at such holder’s option, into one share of Class A Common Stock at any time by written notice to the Corporation specifying the number of shares to be converted and the date for conversion. Upon transfer or purported transfer to any person other than a Permitted Holder, shares of Class B Common Stock shall automatically be converted into and become shares of Class A Common Stock. Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided herein shall be retired and restored to the status of authorized but unissued shares of Class B Common Stock and be available for reissue by the Corporation to Permitted Holders in compliance with Article FOURTH Section (c)(2)b.

Upon conversion of shares of Class B Common Stock into shares of Class A Common Stock, the certificate previously representing shares of Class B Common Stock shall represent shares of Class A Common Stock until a new certificate is issued pursuant hereto. As promptly as practicable after delivery of certificates previously representing shares of Class B Common Stock converted to shares of Class A Common Stock, the Corporation shall issue and deliver at such office or agency, to or upon the written order of the holder thereof, certificates for the number of shares of Class A Common Stock issuable upon such conversion. In the event any certificate representing shares of Class B Common Stock shall be surrendered for conversion of a part only of the shares represented thereby, the Corporation shall deliver at such office or agency, to or upon the written order of the holder thereof, a certificate or certificates for the number of shares of Class B Common Stock represented by such surrendered certificate which are not being converted. The issuance of certificates representing shares of Class A Common Stock issuable upon the conversion of shares of Class B Common Stock by the registered holder thereof shall be made without charge to the converting holder for any tax imposed on the Corporation in respect of the issue thereof. The Corporation shall not, however, be required to pay any tax which may be payable with respect to any transfer involved in the issue and delivery of any certificate in a name other than that of the registered holder of the shares being converted, and the Corporation shall not be required to issue or deliver any such certificate unless and until the person requesting the issue thereof shall have paid to the Corporation the amount of such tax or has established to the satisfaction of the Corporation that such tax has been paid.

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(6)       Dividends. Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Restated Certificate of Incorporation, holders of shares of Class A Common Stock and shares of Class B Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor. If, at any time, a dividend or other distribution in cash or other property (other than dividends or other distributions payable in shares of Common Stock or other voting securities of the Corporation, or rights, options or warrants to purchase shares of Common Stock or other voting securities of the Corporation or securities convertible into or exchangeable for shares of Common Stock or other voting securities of the Corporation) is declared or paid on the shares of Class A Common Stock or shares of Class B Common Stock, a like dividend or other distribution in cash or other property shall also be declared or paid, as the case may be, on shares of Class B Common Stock or shares of Class A Common Stock, as the case may be, in an equal amount per share. If, at any time, a dividend or other distribution payable in shares of Common Stock or other voting securities of the Corporation, or rights, options or warrants to purchase shares of Common Stock or other voting securities of the Corporation, or securities convertible into or exchangeable for shares of Common Stock or other voting securities of the Corporation is paid or declared on shares of Class A Common Stock or Class B Common Stock, a like dividend or other distribution shall also be paid or declared, as the case may be, on shares of Class B Common Stock or Class A Common Stock, as the case may be, in an equal amount per share; provided, that, for this purpose, if shares of Class A Common Stock or other voting securities of the Corporation, or rights, options or warrants to purchase shares of Class A Common Stock or other voting securities of the Corporation or securities convertible into or exchangeable for shares of Class A Common Stock or other voting securities of the Corporation, are paid on shares of Class A Common Stock, and shares of Class B Common Stock or voting securities identical to the other voting securities paid on the shares of Class A Common Stock (except that the voting securities paid on the Class B Common Stock shall have two times the number of votes per share as the other voting securities to be received by the holders of the Class A Common Stock) or rights, options or warrants to purchase shares of Class B Common Stock or such other voting securities or securities convertible into or exchangeable for shares of Class B Common Stock or such other voting securities, are paid on shares of Class B Common Stock, in an equal amount per share of Class A Common Stock and Class B Common Stock, such dividend or other distribution shall be deemed to be a like dividend or other distribution.

(7)       Reclassification, etc. In the case of any split, subdivision, combination or reclassification of shares of Class A Common Stock or Class B Common Stock, the shares of Class B Common Stock or Class A Common Stock, as the case may be, shall also be split, subdivided, combined or reclassified so that the number of shares of Class A Common Stock and Class B Common Stock outstanding immediately following such split, subdivision, combination or reclassification shall bear the same relationship to each other as did the number of shares of Class A Common Stock and Class B Common Stock outstanding immediately prior to such split, subdivision, combination or reclassification.

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(8)       Liquidation, Dissolution, etc. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution after payments to creditors and to the holders of any Preferred Stock of the Corporation that may at the time be outstanding, in proportion to the number of shares held by them, respectively, without regard to class.

(9)       No Preemptive or Subscription Rights. No holder of shares of Class A Common Stock or Class B Common Stock shall be entitled to preemptive or subscription rights.

(d)       Preferred Stock. The Board of Directors is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

Fifth: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders.

(a)       The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b)       The size of the Board of Directors shall be fixed from time to time by resolution of the Board of Directors. Election of directors need not be by written ballot unless the By-Laws so provide.

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(c)       The directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. The directors in Class I shall serve for an initial term expiring at the Corporation’s first annual meeting of stockholders held after the Charter Amendment Effective Time, the directors in Class II shall serve for an initial term expiring at the Corporation’s second annual meeting of stockholders held after the Charter Amendment Effective Time, and the directors in Class III shall serve for an initial term expiring at the Corporation’s third annual meeting of stockholders held after the Charter Amendment Effective Time, with each director in a class to hold office until his successor is elected and qualified, or until such director’s earlier death, resignation or removal. At the Corporation’s third annual meeting of the stockholders of the Corporation and at each subsequent annual meeting of the stockholders of the Corporation held after the Charter Amendment Effective Time, the members (or successors) of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election, with each director in a class to hold office until his successor is elected and qualified, or until such director’s earlier death, resignation or removal. Advance notice of stockholder nominations for the election of directors shall be given in the manner provided in the By-Laws of the Corporation.

(d)       Subject to the terms of any one or more series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Notwithstanding the foregoing provisions of this Article FIFTH, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation applicable thereto.

(e)       Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, regardless of whether greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, regardless of whether less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

(f)       In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL and this Restated Certificate of Incorporation.

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Sixth: So long as Permitted Holders and their Affiliated Persons hold in excess of 20% of the voting power of the Corporation, the Corporation shall not enter into any contract or transaction with any Permitted Holder or Affiliated Person unless such contract or transaction shall have been approved by either (i) at least 75% of the Independent Directors, including the affirmative vote of the Chairman of the Board of Directors if the Chairman is an Independent Director, or the Lead Independent Director if the Chairman is not an Independent Director or (ii) the holders of a majority of the outstanding shares of Class A Common Stock held by persons other than Permitted Holders or Affiliated Persons. “Independent Director” means a director who is not a Permitted Holder or a director, officer or employee of an Affiliated Person and is “Independent,” as that term is defined in the governance standards of the New York Stock Exchange (the “NYSE”) applicable to directors (but not applicable to directors by virtue of such director being a member of a committee of the Board of Directors), or if the Company is not an NYSE listed company, such other exchange or trading system on which the Company is primarily listed.

Seventh: Any action required to be taken at a meeting of the stockholders of the Corporation, or any action that may be taken at a meeting of the stockholders, may be taken without a meeting if a consent in writing setting forth the action so taken shall be signed by all of the stockholders entitled to vote with respect to the subject matter thereof. This consent shall have the same effect as a unanimous vote of stockholders and may be stated as such in any document.

Eighth: No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or modification of this Article EIGHTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

Ninth: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article NINTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article NINTH to directors and officers of the Corporation.

The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation against any liability asserted against him or her and incurred by him or her or on his or her behalf in such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability.

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The rights to indemnification and to the advance of expenses conferred in this Article NINTH shall not be exclusive of any other right any person may have or hereafter acquire under this Restated Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or modification of this Article NINTH shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

Tenth: Subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders, unless otherwise prescribed by statute, may be called at any time by (i) the Board of Directors or (ii) the Chairman of the Board of Directors, the Chief Executive Officer of the Corporation, or the Lead Independent Director (if any). The Board of Directors shall call a special meeting upon written notice to the Secretary of the Corporation by stockholders representing, as of the close of business on the day immediately preceding the date of delivery of such notice to the Corporation, or if applicable, as of any record date set by the Board of Directors in connection with a solicitation by a stockholder seeking to request the Board of Directors to call such a meeting, at least (1) 20% of all of the votes entitled to be cast by holders of Class A Common Stock or (2) 20% of all of the votes entitled to be cast by holders of all of the outstanding shares of Common Stock, in either case on any issue or business to be considered at such meeting (the “Requisite Percentage”). Any special meeting so requested by stockholders shall be held at such place, date and time as may be fixed from time to time by resolution of the Board of Directors, provided such special meeting shall be held not later than the 90th day after receipt by the Secretary of the Corporation of the requisite notice for such meeting, and provided further that the Board of Directors shall not be required to call a special meeting upon stockholder request if the Board of Directors calls an annual or special meeting of stockholders to be held not later than ninety (90) days after the date on which valid stockholder requests for a special meeting submitted by the Requisite Percentage of stockholders in accordance with this Article TENTH have been delivered to the Secretary of the Corporation (the “Delivery Date”) and the purpose(s) of such meeting include the purpose(s) specified by the Requisite Percentage of stockholders in their request for a special meeting, which included the purpose(s) specified by the Requisite Percentage of stockholders in their request for a special meeting, with such determination being made in good faith by the Board of Directors. For business or a proposal to be properly brought before a special meeting of stockholders by stockholders, the stockholders must have given notice thereof in writing to the Secretary of the Corporation, setting forth, as to each matter the stockholders propose to bring before a special meeting of stockholders, evidence that such stockholders owned such shares representing, and are entitled to cast, not less than 20% of the votes entitled to be cast on such issue or business to be considered at such meeting, and shall otherwise comply with any notice and other requirements set forth in the By-Laws. Only such business shall be conducted as shall have been properly brought before the special meeting as provided in this Article TENTH, and set forth in the notice of meeting.

Eleventh: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

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Twelfth: In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation’s By-Laws, except as otherwise stated in the By-Laws.

Thirteenth: Unless the Corporation otherwise consents to an alternative forum in writing, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or By-Laws or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article THIRTEENTH.

Fourteenth: The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Restated Certificate of Incorporation but only in the manner now or hereafter prescribed in this Restated Certificate of Incorporation the Corporation’s By-Laws or the DGCL, and all rights herein conferred upon stockholders are granted subject to such reservation.

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SWIFT TRANSPORTATION COMPANY

By:	/s/ Richard Stocking
Name:	Richard Stocking
Title:	President and Chief Executive Officer (Principal Executive Officer)

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